LIGGETT,
VOGT &
WEBB P.A.
CERTIFIED PUBLIC ACCOUNTANTS

432 Park Avenue South, 10th Floor
New York, NY 10016 / (212) 481-3490

1500 Gateway Boulevard, Suite 202
Boynton Beach, FL 33426 / (561) 752-1721

November 4, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE: Aqua Power Systems Inc.

File Ref No: 333-183272

We have read the statements of Aqua Power Systems Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated November 2, 2015 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned "Changes in Registrant's Certifying Accountant," of the Current Report on Form 8-K of Aqua Power Systems Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Regards,

Liggett, Vogt & Webb, P.A

Liggett, Vogt & Webb, P.A.
Certified Public Accountants